Exhibit 3.4

Extract showing changes to the Third Amended and Restated Articles of Association, approved by the shareholders on August 8, 2013

AMENDMENTS TO CURRENT ARTICLES OF ASSOCIATION

1.	The definition of "Galam" in Article 1 of the Articles shall be amended and replaced in its entirety with the following, to read as follows:

“Galam shall mean Galam Ltd. and/or Galam Management and Marketing Agricultural Cooperative Society Ltd., reg. no. 57-004137-6"

2.	Article 43.3 shall be amended and replaced in its entirety with the following, to read as follows:

“The Pre-Emptive Rights granted under this Article shall not apply to and shall terminate upon a Qualified IPO.”

3.	The second paragraph of Article 44.4(ii) of the Articles shall be amended and replaced in its entirety with the following, to read as follows:

"In addition to the above: (i) BIP, Glenrock, Vintage, M-4, Israeli Fund (if and to the extent actually entered into the Series B2 Investment Agreement) and Plasson shall be deemed a Permitted Transferee of MMT; (ii) all the entities which are part of the Ofer Group (as defined below) will be Permitted Transferees of each other. In these Articles, the term “the Ofer Group” shall mean: Ofer Hi-Tech Investments Ltd., Ofer Hi-Tech Ltd., Ofer Investments Group, Ofer (Ships Holding) Ltd., Ofer Holdings Group Ltd., Lynav Shipping, Idan Ofer and Ehud Angel (for each of Idan Ofer and Ehud Angel: including its spouse, child, brother, sister or company or trustee which is under his control or in which he is the prime beneficiary); and (iii) Ochmanit the Economic Union for Maanit Agricultural Cooperative Society Ltd, reg. no. 57-004138-4, Kibbutz Maanit, reg. no. 57-000302-0, Hamanit (Maanit members) Ltd., reg. no. 51-331237-1, Rakefet 2012 (Maanit members) Ltd., reg. no. 51-484277-2, Manof Ia limited partnership, reg. no. 55-023402-5, and Manof Ib limited partnership, reg. no. 55-023403-3 (including any entity that is a partner and/or investor in such limited partnership(s)) shall each be deemed a Permitted Transferee of Galam and/or of each other."